Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR ANNOUNCES ANNUAL AND FOURTH QUARTER RESULTS FOR 2008

Key 2008 highlights included;

•      Consumer market breakthrough with SPOT Satellite GPS Messenger™ helps boost subscriber growth by over 60,000 net new subscribers

•      Manufacture of second-generation satellites

•      FCC expansion of Globalstar’s ATC spectrum authority

•      Expansion of Simplex data coverage in Southeast Asia and Alaska

•      Signing next-generation ground core-network contract with Ericsson

MILPITAS, CA. —  (March 31, 2009) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and individuals, today announced its operational and financial results for the three- and twelve-month periods ended December 31, 2008.

2008 Major Company Highlights:

•      Globalstar exhibited substantial subscriber growth during 2008.  The Company completed the year with 344,330 subscribers, 60,204 more than it had at December 31, 2007.  The Company’s net new subscribers in 2008 increased by 182% over the 21,324 net subscribers added during 2007, due to an increase in Simplex and SPOT Satellite GPS Messenger subscribers.

•      Globalstar became the first mobile satellite services (MSS) provider to successfully distribute a product to the mainstream retail consumer market.  The SPOT Satellite GPS Messenger won numerous industry awards throughout 2008, including The Wall Street Journal Technology Innovation Award, in the category of consumer electronics.  Globalstar completed the year with orders to ship more than 120,000 units to the more than 7,500 SPOT points of distribution in North America, Europe, Latin America, Australia and New Zealand.

•      In August Globalstar announced that satellite manufacturer Thales Alenia Space had begun production assembly, integration and testing of the first Globalstar second-generation flight model satellites. The new satellites, scheduled for delivery beginning later this year, will be used to provide Globalstar’s next-generation of advanced mobile satellite voice and data services beyond 2025.

•      In April the U.S. Federal Communications Commission (FCC) issued a Report & Order expanding Globalstar’s authority to offer Ancillary Terrestrial Component services (ATC) in the United States in conjunction with its mobile satellite services.  As a consequence of the FCC decision Globalstar is now permitted to use 19.275 MHz of its spectrum for ATC services.  In October the FCC granted Globalstar the additional authority it needed to deploy the first ever ATC system with its partner, Open Range Communications, Inc.

•      In October Globalstar announced its gateway located in Singapore was operational. The new gateway provides Globalstar satellite Simplex data coverage throughout Singapore, Malaysia, and significant portions of Indonesia, and much of the surrounding maritime region. Singapore Telecommunications Limited (SingTel) has commenced operating the gateway located at SingTel’s Seletar Satellite earth Station facility.

•      During the summer Globalstar announced that it had expanded its satellite Simplex data coverage to include all of Alaska, the Aleutian Islands and the surrounding maritime regions including the Gulf of Alaska and portions of both the north Pacific and south Arctic Oceans.

•      In October Globalstar signed a $22.7 million agreement with Ericsson Federal Inc. to develop, implement and maintain a ground interface or core network system to be installed at Globalstar’s satellite gateway ground stations.  The new ground network architecture is designed to be backward compatible for current Globalstar subscribers and to support increased data speeds in a flexible all IP configuration. Products and services supported are expected to include:

•      push to talk and multicasting

•      advanced messaging capabilities such as multimedia messaging or MMS

•      mobile video applications

•      geo-location services

•      multi-band and multi-mode handsets and data devices

•      GPS integration

•      The Company’s total revenue, net loss and net loss per share for 2008 were $86.1 million, $68.0 million and $.79, respectively, compared to $98.4 million, $27.9 million and $.36, respectively, for 2007.  Globalstar’s consolidated statement of income and other financial and operating information appear below in this press release.

“We believe that Globalstar is only months away from taking delivery of the first of our second-generation satellites, paving the way for the return of high quality Globalstar satellite services for customers of our legacy voice and duplex data products,” said Jay Monroe, Chairman and Chief Executive Officer, Globalstar, Inc.  Mr. Monroe added, “In 2010 we expect to complete the deployment of the initial phase of our second-generation constellation that is designed to provide high quality advanced satellite services beyond 2025.  Most importantly, we expect that completing the deployment of our satellites on schedule will provide us with nearly a six-year second-generation head start based on the current plans of our present primary MSS competitor.”

“Throughout a challenging 2008, we continued to show resilience and tremendous Simplex subscriber growth as Globalstar became the first mobile satellite services provider to market successfully an award-winning product into the mainstream retail consumer market,” said Thomas Colby, Chief Operating Officer, Globalstar, Inc.  Mr. Colby added, “Despite the global economic downturn, and following negative fourth quarter growth just one year ago, Globalstar rebounded by adding more than 16,000 net subscribers compared to the same quarter in 2007.  Thanks to the innovation and consumer appeal of our high quality, reliable Globalstar Simplex products such as the SPOT satellite messenger and our voice and duplex data customer retention programs, we once again completed the year with the largest customer base of any mobile satellite voice and data services provider.”

Post Quarter Information:

•      On March 25, 2009, Globalstar announced that Coface, the export credit agency acting on behalf of the French government, has advised Globalstar that it intends to provide long-term credit insurance to facilitate a proposed $574 million credit facility. Banks who have received initial credit committee approvals in relation to the credit facility include BNP Paribas, Natixis, and Société Générale, which would act as mandated lead arrangers (BNP Paribas is acting as Coface Agent). The credit facility and receipt of funding by Globalstar is subject to completion of documentation and satisfaction of closing conditions and there can be no assurance at this time that any such closing will actually occur.

•      The principal closing conditions include the conversion into equity at closing of senior secured term and revolving credit loans to Globalstar from its principal stockholder Thermo Funding Company LLC and the receipt by Globalstar of additional equity and contingent equity in an amount of approximately $100 million, most of which is expected to be provided by Thermo Funding.

•      Globalstar intends to use the financing to solidify its long-term space system by funding the manufacture and delivery of the Globalstar second-generation satellites by Thales Alenia Space as well as the launch of those satellites by launch services provider Arianespace.  The financing would also be used to facilitate certain long-lead items connected with the accelerated delivery of the Company’s second-generation satellites, the completion of Globalstar’s next-generation ground facilities and the design of Globalstar’s next-generation of satellite interface chipsets.

•      Later today Globalstar will file its Annual Report on Form 10-K for the year ended December 31, 2008. This filing will be available for review on Globalstar’s website at www.globalstar.com by clicking on “Corporate Site,” “Investor Relations” and “SEC Filings,” or on the Securities and Exchange Commission’s web site at www.sec.gov.  Stockholders may also receive a hard copy of the Form 10-K upon request.  As required under NASDAQ Marketplace Rule 4350(b)(1)(B), Globalstar is also announcing ~~t~~hat the Annual Report on Form 10-K will include an audit opinion with a “going concern” explanatory paragraph due to the need for substantial additional financing.

Conference Call Note

Globalstar plans to hold an investor conference call upon the closing of the credit facility described above Globalstar will release dial-in information and details once the call is scheduled.

About Globalstar, Inc.
With over 325,000 subscribers, Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “We believe that Globalstar is only months away from taking delivery of the first of our second-generation satellites, paving the way for the return of high quality Globalstar satellite services for customers of our legacy voice and duplex data products,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including SPOT Satellite Messenger, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites; including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; our ability to attract sufficient additional funding to meet our future capital requirements including deployment of our second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Revenue:
Service revenue	$61,794	$78,313	$92,037
Subscriber equipment sales	24,261	20,085	44,634
Total revenue	86,055	98,398	136,671
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	37,132	27,775	28,091
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	17,921	13,863	40,396
Cost of subscriber equipment sales – Impairment of assets	405	19,109	1,943
Total cost of subscriber equipment sales	18,326	32,972	42,339
Marketing, general, and administrative	61,351	49,146	43,899
Depreciation and amortization	26,956	13,137	6,679
Total operating expenses	143,765	123,030	121,008
Operating income (loss)	(57,710)	(24,632)	15,663
Other income (expense):
Interest income	4,713	3,170	1,172
Interest expense	(6,779)	(9,023)	(587)
Interest rate derivative loss	(3,259)	(3,232)	(2,716)
Other income (expense)	(4,497)	8,656	(3,980)
Total other income (expense)	(9,822)	(429)	(6,111)
Income (loss) before income taxes	(67,532)	(25,061)	9,552
Income tax expense (benefit)	480	2,864	(14,071)
Net income (loss)	$(68,012)	$(27,925)	$23,623
Earnings (loss) per common share:
Basic	$(0.79)	$(0.36)	$0.37
Diluted	$(0.79)	(0.36)	0.37
Weighted-average shares outstanding:
Basic	86,405	77,169	63,710
Diluted	86,405	77,169	64,076

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Year ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Revenue
Service Revenue	$12,961	$19,600	$61,794	$78,313
Equipment Revenue	5,436	4,119	24,261	20,085
Total Revenue	$18,397	$23,719	$86,055	$98,398

Operating Expenses
Cost of Services	10,598	7,347	37,132	27,775
Cost of Subscriber Equipment	3,872	4,319	18,326	32,972
Marketing, General and Administrative	12,749	14,961	61,351	49,146
Depreciation & Amortization	7,821	4,912	26,956	13,137
Impairment of Assets	—	—	—	—
Total Operating Expenses	$35,040	$31,539	$143,765	$123,030

Operating Income/(Loss)	$(16,643)	$(7,820)	$(57,710)	$(24,632)

Interest Income/(Expense)	(6,953)	(9,550)	(5,325)	(9,085)
Other Income/(Expense)	(6,084)	3,782	(4,497)	8,656
Income Tax Expense (Benefit)	(1,754)	2,746	480	2,864

Net Income/(Loss)	$(27,926)	$(16,334)	$(68,012)	$(27,925)

EBITDA	$(14,906)	$874	$(35,251)	$(2,839)

Impairment of Assets	—	1,854	405	19,109
Non-Cash Compensation	2,277	4,265	12,932	10,525
2nd Generation Development	589	—	2,678	—
Other One Time Non Recurring Charges	—	80	552	278
Foreign Exchange Loss (Income)	6,084	(3,782)	4,497	(8,656)

Adjusted EBITDA	$(5,956)	$3,291	$(14,187)	$18,417
Adjusted EBITDA Margin	(32)%	14%	(16)%	19%

Retail ARPU	$28.71	$46.45	$35.19	$46.26

(1)                                  Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)                                  EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(3)                                  Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.  Management uses Adjusted figures for EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Year ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Subscribers (End of Period)	344,330	284,126	344,330	284,126
Retail	115,371	118,747	115,371	118,747
IGO	73,763	87,930	73,763	87,930
Simplex	155,196	77,449	155,196	77,449

Net Subscriber Additions/(Losses)	14,942	(1,142)	60,204	21,324
Retail	(3,431)	(2,595)	(7,721)	(6,218)
IGO	(509)	(4,346)	(7,545)	472
Simplex	18,882	5,799	75,470	27,070

Retail Churn	1.7%	2.0%	1.6%	1.8%

ARPU
Retail	$28.71	$46.45	$35.19	$46.26
IGO	$2.17	$4.89	$3.26	$4.12
Simplex	$4.82	$2.97	$4.48	$3.11

Cash capital expenditures	$76,716	$41,437	$286,086	$169,989

Liquidity at end of period /1	$89,774

Note:

/1   Includes cash on hand ($12.4 million), Thales escrow ($43.5 million) and undrawn Thermo revolver ($33.9 million).